NORTHROP GRUMMAN CORPORATION

EXHIBIT 15

LETTER FROM INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

October 27, 2015

Northrop Grumman Corporation
2980 Fairview Park Drive
Falls Church, Virginia 22042
We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of Northrop Grumman Corporation and subsidiaries for the periods ended September 30, 2015, and 2014, as indicated in our report dated October 27, 2015; because we did not perform an audit, we expressed no opinion on that information.
We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended September 30, 2015, is incorporated by reference in Registration Statement Nos. 033-59815, 033-59853, 333-67266, 333-100179, 333-107734, 333-121104, 333-125120, 333-127317, and 333-175798 on Form S-8; and Registration Statement No 333-196238 on Form S-3.
We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP
McLean, Virginia